Contact Info:    Mary Ellen Fitzpatrick, Senior Vice President, Corporate Communications (978) 656-5520

Enterprise Bancorp, Inc. Announces Results for the Second Quarter, Reporting Loan Growth of $41 million and Deposit Growth of $49 million.

LOWELL, Mass-(GlobeNewswire)-(July 19, 2012) - Enterprise Bancorp, Inc. (the “Company”) (NASDAQ: EBTC), parent of Enterprise Bank, announces net income of $2.9 million for the three months ended June 30, 2012, an increase of $220 thousand, or 8%, compared to the three months ended June 30, 2011. Diluted earnings per share were $0.30 for the three months ended June 30, 2012, an increase of $0.02, or 7%, compared to the same period in 2011. Net income for the six months ended June 30, 2012 amounted to $6.1 million, an increase of $929 thousand, or 18%, compared to the same six-month period in 2011. Diluted earnings per share were $0.63 for the six months ended June 30, 2012, an increase of $0.08, or 15%, compared to the same period in 2011.

As previously announced on July 17, 2012, the Company declared a quarterly dividend of $0.11 per share to be paid on September 4, 2012 to shareholders of record as of August 14, 2012. The quarterly dividend represents a 4.8% increase over the 2011 dividend rate.

Chief Executive Officer Jack Clancy commented, “Our strong second quarter 2012 financial results reflect our continued growth. Deposits and loans outstanding have increased by 9% and 3%, respectively during the first half of 2012, which are annualized growth rates of 18% and 7%, respectively. During the June quarter, deposits increased $49 million and loans outstanding increased $41 million. Additionally, investment assets under management increased $47 million, or 9%, in the first half of 2012, to $552 million.”

Mr. Clancy further stated, “Our strong performance, coupled with our recent announcements of plans for our 20th and 21st branches in Tyngsboro and in Lawrence, MA have us well positioned for the future. We have continually sought out strategic branch locations that both expand and fill in our geographic footprint, which we believe positions Enterprise to be the premier community bank in Northern Massachusetts and Southern New Hampshire.  With the addition of the Tyngsboro and Lawrence communities to our Bank family, we are building on this goal. Our focus remains on organic growth and market expansion, while planning for our future by investing in our branch network, technology, progressive product capabilities, our communities and, most importantly, in our people.”

Founder and Chairman of the Board George Duncan stated, “This success in growing the Bank, while maintaining profitability for our shareholders, as shown by our 91 consecutive profitable quarters, is a significant accomplishment. We believe this achievement is due to our strong products and service capabilities combined with our core values, which are deeply rooted in respect and gratitude for our shareholders, customers, employees and the communities we serve. And, as we look ahead to the 25th anniversary of our Bank, we see great promise for future success.”

Results of Operations
The Company's growth contributed to increases in net interest income and the level of operating expenses for both the quarter and the year-to-date periods ended June 30, 2012. In 2012, the provision for loan losses decreased compared to the 2011 periods, while non-interest income increased year over year, but decreased compared to the June 2011 quarter.

Net interest income for the quarter ended June 30, 2012 amounted to $15.4 million, an increase of $1.1 million, or 8%, compared to the June 2011 quarter. Net interest income for the six months ended June 30, 2012 amounted to $30.3 million, an increase of $2.1 million, or 7%, compared to the same period in 2011. The increase in net interest income was due primarily to loan growth, partially offset by a decrease in net interest margin. Average loan balances for the three and six months ended June 30, 2012 increased $104.6 million and $101.6 million respectively, compared to the three and six month averages in 2011. Tax equivalent net interest margin ("margin") was 4.31% for the quarter ended June 30, 2012 compared to 4.33% for the quarter ended June 30, 2011. The margin was 4.36% for the quarter ended March 31, 2012. Year-to-date margins were 4.33% and 4.38% for the six months ended June 30, 2012 and 2011, respectively. Consistent with the industry, the 2012 margin continues to trend downward, as the yield on interest earning assets has declined faster than the rate on our cost of funds, as the cost of funds are approaching a floor.

The provision for loan losses amounted to $1.1 million for the three months ended June 30, 2012, compared to $1.2 million for the same period in 2011. For the six months ended June 30, 2012 and 2011, the provision for loan losses amounted to $1.4 million and $2.1 million, respectively. The provision made to the allowance for loan losses takes into consideration the level of loan growth, adversely classified and non-performing loans, specific reserves for impaired loans, net charge-offs, and the estimated impact of current economic conditions on credit quality. The level of loan growth for the six months ended June 30, 2012 was $41.9 million, compared to $32.3 million during the same period in 2011. The balance of the allowance for loan losses allocated to impaired loans amounted to $3.6 million at June 30, 2012, compared to $3.7 million at June 30, 2011. Total non-performing assets as a percentage of total assets were 1.61% at June 30, 2012, compared to 1.73% at June 30, 2011. For the year-to-date period ended June 30, 2012, the Company recorded net charge-offs of $1.4 million, the majority of which had reserves specifically allocated in prior periods. For the same period in 2011, net charge-offs were $219 thousand. Management continues to closely monitor the non-performing assets, charge-offs and necessary allowance levels, including specific reserves. The allowance for loan losses to total loans ratio was 1.79% at June 30, 2012, compared to 1.85% at December 31, 2011 and 1.81% at June 30, 2011.

Non-interest income for the three months ended June 30, 2012 amounted to $3.0 million, a decrease of $71 thousand, or 2%, compared to the second quarter of 2011. In the current quarter, decreases in gains on securities sales and slight declines in deposit fees and investment advisory fees, were partially offset by an increase in gains on loan sales income. Non-interest income for the six months ended June 30, 2012 amounted to $5.9 million an increase of $145 thousand, or 3%, compared to the 2011 year-to-date period. The increase for the year is primarily due to an increase in gains on loan sales, partially offset by lower gains on securities sales in the current year.

Non-interest expense for the three months ended June 30, 2012 amounted to $13.0 million, an increase of $901 thousand, or 7%, compared to the same period in the prior year. The increase was primarily in salaries and benefits, occupancy expenses, legal and other professional services, and technology expenses due to the Company's strategic growth initiatives, partially offset by a reduction in advertising expenses. For the six months ended June 30, 2012, non-interest expense amounted to $25.8 million, an increase of $1.5 million, or 6%, compared to the same period in the prior year. The increase in the year-to-date expenses was primarily in salaries and benefits, legal and other professional services, and technology expenses from the Company's strategic growth initiatives, partially offset by a reduction in FDIC insurance expenses.

Key Financial Highlights

▪
Total assets were $1.62 billion at June 30, 2012 as compared to $1.49 billion at December 31, 2011, an increase of $125.9 million, or 8%. Since March 31, 2012, total assets have increased $55.0 million, or 4%.

▪	Total loans amounted to $1.29 billion at June 30, 2012, an increase of $41.9 million, or 3%, since December 31, 2011. Since March 31, 2012, total loans have increased $41.0 million, or 3%.

▪
Total deposits were $1.45 billion at June 30, 2012 as compared to $1.33 billion at December 31, 2011, an increase of $120.5 million, or 9%. Since March 31, 2012, total deposits have increased $48.6 million, or 3%.

▪
Investment assets under management amounted to $552.3 million at June 30, 2012 as compared to $505.2 million at December 31, 2011, an increase of $47.1 million, or 9%. The increase is attributable primarily to asset growth from new business and market value appreciation. Since March 31, 2012, investment assets under management have decreased $15.3 million, or 3%.

▪
Total assets under management amounted to $2.24 billion at June 30, 2012, compared to $2.06 billion at December 31, 2011, an increase of $175.5 million, or 9%. Since March 31, 2012, total assets under management have increased $40.6 million, or 2%.

Enterprise Bancorp, Inc. (the “Company”), is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 91 consecutive profitable quarters. The Company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through the bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, deposit and cash management products as well as investment management, trust and insurance services. The Company's headquarters and the bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire. Enterprise Bank has nineteen full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Methuen, Tewksbury, and Westford and in the New Hampshire towns of Derry, Hudson, Pelham and Salem. The Company is also in the process of obtaining regulatory approvals to establish new branches in Tyngsboro and Lawrence, MA and anticipates that the Tyngsboro office will open in the fourth quarter of 2012 and the Lawrence office will open in early 2013.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions that predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations and competition. For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands)	June 30, 2012	December 31, 2011	June 30, 2011
Assets
Cash and cash equivalents:
Cash and due from banks	$40,995	$30,231	$28,838
Interest-earning deposits	38,550	6,785	4,394
Fed funds sold	21,311	2,115	70,064
Total cash and cash equivalents	100,856	39,131	103,296

Investment securities at fair value	165,211	140,405	134,124
Federal Home Loan Bank stock	4,260	4,740	4,740
Loans, less allowance for loan losses of $23,126 at June 30, 2012 and $23,160 at December 31, 2011 and $21,310 at June 30, 2011 respectively	1,269,303	1,227,329	1,154,303
Premises and equipment	26,516	27,310	25,658
Accrued interest receivable	5,630	5,821	5,447
Deferred income taxes, net	12,180	12,411	10,425
Bank-owned life insurance	15,199	14,937	14,670
Prepaid income taxes	1,374	287	1,113
Prepaid expenses and other assets	8,897	11,136	11,076
Goodwill	5,656	5,656	5,656

Total assets	$1,615,082	$1,489,163	$1,470,508

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$1,453,612	$1,333,158	$1,319,959
Borrowed funds	2,869	4,494	4,779
Junior subordinated debentures	10,825	10,825	10,825
Accrued expenses and other liabilities	13,897	12,487	11,715
Accrued interest payable	582	751	815

Total liabilities	1,481,785	1,361,715	1,348,093

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock $0.01 par value per share; 20,000,000 shares authorized; 9,605,243, 9,472,748 and 9,422,087 shares issued and outstanding at June 30, 2012, December 31, 2011 and June 30, 2011 respectively	96	95	94
Additional paid-in capital	46,600	45,158	44,039
Retained earnings	82,979	78,999	75,186
Accumulated other comprehensive income	3,622	3,196	3,096

Total stockholders’ equity	133,297	127,448	122,415

Total liabilities and stockholders’ equity	$1,615,082	$1,489,163	$1,470,508

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended June 30,		Six months ended June 30,
(Dollars in thousands, except per share data)	2012	2011	2012	2011
Interest and dividend income:
Loans	$16,228	$15,567	$32,186	$30,837
Investment securities	835	901	1,634	1,855
Other interest-earning assets	24	22	43	38
Total interest and dividend income	17,087	16,490	33,863	32,730
Interest expense:
Deposits	1,368	1,903	2,905	3,818
Borrowed funds	13	22	29	44
Junior subordinated debentures	295	295	589	589
Total interest expense	1,676	2,220	3,523	4,451
Net interest income	15,411	14,270	30,340	28,279
Provision for loan losses	1,050	1,192	1,350	2,114
Net interest income after provision for loan losses	14,361	13,078	28,990	26,165
Non-interest income:
Investment advisory fees	934	969	1,955	1,925
Deposit service fees	1,107	1,133	2,128	2,156
Income on bank-owned life insurance, net	128	137	262	277
Net gains on sales of investment securities	112	261	159	261
Gains on sales of loans	218	64	458	284
Other income	453	459	964	878
Total non-interest income	2,952	3,023	5,926	5,781

Non-interest expense:
Salaries and employee benefits	7,841	7,122	15,344	14,098
Occupancy and equipment expenses	1,430	1,352	2,844	2,801
Technology and telecommunications expenses	1,077	961	2,076	1,934
Advertising and public relations expenses	497	581	1,286	1,246
Deposit insurance premiums	283	284	560	773
Audit, legal and other professional fees	487	362	970	672
Supplies and postage expenses	196	206	427	424
Investment advisory and custodial expenses	112	126	209	230
Other operating expenses	1,049	1,077	2,074	2,071
Total non-interest expense	12,972	12,071	25,790	24,249

Income before income taxes	4,341	4,030	9,126	7,697
Provision for income taxes	1,436	1,345	3,048	2,548

Net income	$2,905	$2,685	$6,078	$5,149

Basic earnings per share	$0.30	$0.29	$0.64	$0.55
Diluted earnings per share	$0.30	$0.28	$0.63	$0.55

Basic weighted average common shares outstanding	9,588,420	9,401,932	9,543,994	9,360,458
Diluted weighted average common shares outstanding	9,655,728	9,497,299	9,612,187	9,426,633

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

(Dollars in thousands, except per share data)	At or for the six months ended June 30, 2012	At or for the year ended December 31, 2011	At or for the six months ended June 30, 2011

BALANCE SHEET AND OTHER DATA
Total assets	$1,615,082	$1,489,163	$1,470,508
Loans serviced for others	69,886	67,367	61,172
Investment assets under management	552,274	505,163	512,536
Total assets under management	$2,237,242	$2,061,693	$2,044,216

Book value per share	$13.88	$13.45	$12.99
Dividends paid per common share	$0.22	$0.42	$0.21
Total capital to risk weighted assets	11.44%	11.42%	11.36%
Tier 1 capital to risk weighted assets	10.15%	10.14%	10.06%
Tier 1 capital to average assets	8.65%	8.63%	8.70%
Allowance for loan losses to total loans	1.79%	1.85%	1.81%
Non-performing assets	$25,946	$27,321	$25,375
Non-performing assets to total assets	1.61%	1.83%	1.73%

INCOME STATEMENT DATA (annualized)
Return on average total assets	0.80%	0.75%	0.73%
Return on average stockholders’ equity	9.36%	8.98%	8.71%
Net interest margin (tax equivalent)	4.33%	4.37%	4.38%